Exhibit 10.45

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Execution Version

ASSET PURCHASE AGREEMENT

by and between

MARO BIO INC.,

a Delaware corporation

and

GRAPHITE BIO, INC.,

a Delaware corporation

Dated as of August 1, 2023

Exhibits

Exhibit A	-	Form of Bill of Sale
Exhibit B	-	Form of Patent Assignment Agreement
Exhibit C	-	Form of Sublease Agreement

Schedules

Schedule 2.1(a)(i)	-	Transferred Intellectual Property
Schedule 2.1(a)(ii)	-	Transferred Data
Schedule 2.1(a)(iii)	-	Transferred Materials
Schedule 2.1(a)(iv)	-	Assumed Contracts
Schedule 2.6(d)(i)	-	Specified Third Parties
Schedule 5.4(b)	-	External Services
Schedule 5.4(f)	-	Post-Closing Consents

Annexes

Annex A	-	Operating Expenses
Annex B	-	Laboratory Space

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2023 (the “Agreement Date”) by and between Maro Bio Inc., a Delaware corporation (“Acquirer”) and Graphite Bio, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Transaction Committee to the Board of Directors of the Company (the “Transaction Committee”) has determined that it is advisable and in the best interests of the Company and the Company Stockholders that Acquirer purchase from the Company, and that the Company sell, transfer and assign to Acquirer, certain assets of the Company, on the terms set forth herein (the “Asset Purchase”), and, in furtherance thereof, has approved the Asset Purchase and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

B. The Company and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquirer Product” means any product comprising either (a) one or more binders directed to [***] or (b) a binder directed to [***], either of which product (a) or (b): (i) incorporates any aspect of the Acquired Technology; or (ii) is used in conjunction with any aspect of the Acquired Technology as part of a course of treatment (regardless of whether the Acquired Technology is used prior to, at the same time as, or after such administration of such product).

“Acquirer Transaction” means any sale, license or other disposition by Acquirer of any of the Acquired Technology to any Specified Third Party.

“Acquirer Transaction Consideration” means, with respect to any Acquirer Transaction, the cash or securities received by Acquirer as consideration in exchange for the sale, license or other disposition by Acquirer of any of the Acquired Technology to the applicable Specified Third Party that are [***].

“Acquisition Proposal” means any transaction involving the sale, license, sublicense, assignment, disposition or acquisition of all or part of the Acquired Technology or any associated intellectual property, or any other transaction for the purpose or effect of which is to prevent, render impractical or otherwise frustrate the transaction contemplated by this Agreement.

“Action” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, Permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and any Orders, in each case, applicable to such Person or to any of its assets, properties or businesses, including any applicable state licensing laws, unclaimed property laws, data privacy laws and data security laws.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit A.

“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in San Francisco, CA are authorized or required by Applicable Law to be closed.

“Calendar Quarter” shall mean a period of three consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October, except that the first Calendar Quarter of the Royalty Term shall commence at the start of the Royalty Term and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the start of the Royalty Term and the last Calendar Quarter shall end on the last day of the Royalty Term.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Change in Control” means, with respect to Acquirer, (a) the closing of a sale of all or substantially all of the assets of Acquirer to a Third Party in one transaction or series of transactions, (b) the closing of a transaction, or series of related transactions, in which a Third Party acquires securities of Acquirer representing more than 50% of the outstanding voting power of Acquirer or, if Acquirer is not the surviving entity, the surviving entity immediately after such transaction or transactions, or (c) the closing of a transaction, following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of Acquirer or otherwise direct the affairs of Acquirer, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise. Notwithstanding the foregoing, a public offering of Acquirer’s capital stock shall not constitute a Change in Control of Acquirer. For purposes of this definition, “Third Party” shall exclude any of [***].

“Closing Cash Consideration” means an amount equal to (i) [***] plus (ii) the Operating Expenses.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.

“Company Registered Intellectual Property” means the United States, international and foreign:

(i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered Internet domain names and (iv) registered copyrights and applications for copyright registration, in each case (i) through (iv), registered or filed in the name of, or owned or purported to be owned by, the Company.

“Company Stockholders” means, collectively, holders of shares of capital stock of the Company.

“Contract” means any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, arrangement, or understanding, oral or written.

“Cover,” “Covering” or “Covers” means, as to a product and patent, that, in the absence of a license granted under, or ownership of, such patent, the making, using, selling, offering for sale or importation of such product would infringe such patent or, as to a pending claim included in such patent, the making, using, selling, offering for sale or importation of such product would infringe such patent if such pending claim were to issue in an issued patent without modification.

“Debt” means, with respect to the Company and without duplication, the aggregate of the following: (a) any Liability of such Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the deferred purchase price of property or services, (v) under any capitalized or synthetic leases, (vi) under any financial hedging, swap or similar arrangements, and (vii) all obligations secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed and (b) any Liability described in clause (a) of other Persons to the extent guaranteed by the Company, or recourse to the Company or any of its assets, or that is otherwise the legal Liability of the Company. Debt includes (without duplication) (x) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Debt and (y) any and all amounts of the nature described in clauses (a)(i)-(iii) owed by the Company to any of its Affiliates including any of the Company Stockholders. Debt excludes trade payables and other similar liabilities incurred in the ordinary course of business consistent with past practice.

“Employee Plans” means (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) loan to an employee, (iii) stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) compensation, bonus, pension, profit sharing, savings, severance, termination pay, retirement, supplemental retirement, performance award, performance-related award, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) employment, individual consulting, independent contractor, retention, change of control or executive compensation agreements; in each case, written or otherwise, formal or informal.

“Employment Claims” means any and all claims, charges, and suits of any kind, including without limitation those that allege discrimination, harassment, or breach of contract, and/or claims with respect to any Employee Plan or otherwise under Applicable Law governing service relationships, labor relationships, or wages by any employee, former employee, contractor or former contractor of the Company that in any way arise, in whole or in part, out of employment or a contractual relationship with the Company through the Closing Date, including but not limited to any termination of employment or termination of a contractual relationship with the Company.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription, simple agreement for future equity (SAFE) or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or Equity Interest, in all cases, whether vested or unvested.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“First Commercial Sale” shall mean, with respect to an Acquirer Product, the first sale of such Acquirer Product by Acquirer or its Affiliates or Rights Transferees in a particular country after Regulatory Approval for such Acquirer Product has been obtained in such country.

“Fraud” means fraud (with scienter) under Delaware law.

“Fundamental Representations” means the representations and warranties made (i) by the Company in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority and Enforceability), Section 3.4(b) (Absence of Certain Changes or Events), Section 3.8 (Title to, Condition and Sufficiency of Assets), Section 3.11 (Taxes) and Section 3.14 (Brokers) and (ii) by the Company in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Intellectual Property” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) patents and industrial property rights; (ii) rights associated with or in trade secrets, know how, inventions, invention disclosures, concepts, ideas, improvements, methods, processes, work flow diagrams, schematics, protocols, specifications, techniques, whether or not patentable, including physical, chemical, biological, toxicological, pharmacological, and clinical data, assays, quality control and testing procedures, and technology and all rights to limit the use or disclosure of any of the foregoing; (iii) rights associated with or in works of authorship, including exclusive exploitation rights, copyrights, moral rights, software (including both object codes and source codes) and application programming interfaces, databases, compilations of data, data (including all Personal Data and clinical trial data), and aggregated data; (iv) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights, social media tags, handles and other identifiers (and all accounts therefor) and all goodwill associated therewith; (v) other proprietary rights in intellectual property of every kind and nature; (vi) moral rights, rights of privacy and rights of publicity and other rights to use or exploit the name, image and likeness of any individual; and (vii) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means each of [***].

“knowledge of the Company” means the knowledge of each of the Key Employees and [***].

“Liability” means any and all debts, liabilities, Taxes, penalties, expenses, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Lien” means any lien, pledge, hypothecation, charge, claim, title defect, mortgage, security interest or encumbrance of any nature.

“Net Sales” means the aggregate gross invoiced sales prices from sales of Acquirer Products sold or otherwise disposed of by Acquirer, its Affiliates or Rights Transferees (each a “Selling Entity”) in a bona fide, arms-length transaction to a Third Party purchaser (subject to the last paragraph of this provision) after deducting, if not previously deducted from the amount invoiced, the following items, to the extent actually incurred or allowed with respect to such Acquirer Products and not otherwise recovered by or reimbursed to the Selling Entity:

(i)	trade, quantity and cash discounts, deductions, credits or allowances;

(ii)	transportation charges and other related charges, such as freight, packing costs and insurance, to the extent invoiced separately to the purchaser;

(iii)

value added, sales and use, excise and other similar taxes and surcharges, customs duties, tariffs and other governmental charges, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

(iv)	amounts repaid or credits taken by reason of rebates, damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions or billing errors;

(v)	discounts paid under state-legislated or seller-sponsored discount prescription drug programs or reductions for coupon and voucher programs;

(vi)	amounts related to patient assistance, co-pay assistance and sales pursuant to right to try laws;

(vii)	commissions paid to Third Party Distributors, brokers or agents (other than sales personnel, sales representatives or sales agents employed by the Selling Entity);

(viii)	wholesaler inventory management fees;

(ix)	the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Acquirer Products; and

(x)	any other similar and customary deductions that are in accordance with GAAP.

If a single item falls into more than one of the categories set forth in clauses (i)-(xi) above, such item may not be deducted more than once.

Net Sales shall be calculated on an accrual basis, in a manner consistent with the Selling Entity’s accounting policies for external reporting purposes, as consistently applied, in accordance with GAAP, or other similar generally accepted accounting principles used by such Selling Entity, consistently applied. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance the Selling Entity’s accounting policies for external reporting purposes, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

With respect to any sale of any Acquirer Product in a given country for less than fair market value or for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non- monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Acquirer Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).

Notwithstanding the foregoing, the following will not be included in Net Sales: (1) sales between or among Acquirer and its Affiliates and Rights Transferees for resale (provided that the resale by any of the foregoing to a Third Party purchaser that not a Rights Transferee will be included in Net Sales), (2) any resale of an Acquirer Product by a Third Party Distributor (provided that the sale to such Third Party Distributor (or an earlier sale in the distribution chain, as the case may be) is included in Net Sales), (3) transfers or dispositions for which Acquirer and its Affiliates and Rights Transferees do not receive payment, including charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, and (4) sales or other distributions, to the extent provided at or below cost, for use in a clinical trial or other development activity, for compassionate or named-patient use or for test marketing.

“NGTC Technology” means antibody based conditioning.

“Offered Employee” means each of [***].

“Operating Expenses” means the operating expenses described on Annex A actually incurred by the Company during the Operating Expenses Period with respect to the Purchased Assets, calculated on an accrual basis (as defined by GAAP); provided that (a) the dollar amount set forth on Annex A for each operating expense is the estimated maximum amounts that is payable by Acquirer to the Company and shall not be determinative and (b) in no event shall such Operating Expenses exceed $[***].

“Operating Expenses Period” means the period commencing on [***] and ending on the Closing Date.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Patent Assignment Agreement” means a patent assignment agreement in the form attached hereto as Exhibit B.

“Permit” means any governmental consent, license, permit, grant, approval, clearance, registration, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Laws.

“Permitted Liens” means (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments for current Taxes (i) not yet due and payable or (ii) being contested through appropriate proceedings and for which adequate reserves are reflected on the financial statements of the Company in accordance with GAAP and (c) statutory liens securing indebtedness owed by the Company that is in the aggregate less than [***], which was incurred in the ordinary course of business and is not yet due and payable.

“Person” means any natural person, legal entity or Governmental Body.

“Personal Data” means any information maintained by or on behalf of the Company that constitutes “personal information,” “personal data,” or other analogous term as defined under Applicable Law governing the privacy, data protection or security of such information.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” means, collectively, the Closing Cash Consideration, the Milestone Payment (if payable), the Royalty Payments (if payable) and the Acquirer Transaction Fee (if payable).

“Regulatory Approval” shall mean, with respect to a product in a particular country, the receipt of (a) all clearances, approvals, certifications, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such product in such country, including, where applicable, pre-and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and labeling approval, and (b) where applicable, pricing or reimbursement approval in such country.

“Regulatory Authority” shall mean any Governmental Body, including the FDA and the EMA and any other agencies in any country, involved in the granting or receipt of Regulatory Approvals.

“Representatives” means, with respect to a Person, such Person’s officers, managers, directors, Affiliates, members, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Rights Transfer Event” means any transaction consummated in which Acquirer (or its Rights Transferee in a previous Rights Transfer Event) transfers, assigns, sells, licenses, sub-licenses, or otherwise grants a Third Party the right to commercialize any Acquirer Product either throughout the world or in any particular country or region, whether by way of merger, sale of stock, sale of assets, license or other disposition (other than pursuant to a distribution agreement with a Third Party Distributor).

“Rights Transferee” means a Third Party transferee, assignee, purchaser, licensee, or sublicensee in a Rights Transfer Event.

“Sublease Agreement” means a sublease agreement with respect to the Laboratory Space in the form attached hereto as Exhibit C.

“Subsidiary” of a specified entity means any corporation, association, business entity, partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, unclaimed property or escheat, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Clearance Certificates” means any tax clearance certificates or similar certificates with respect to the Company from any Tax Authority.

“Tax Return” means any return, declaration, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with a Tax Authority with respect to Taxes, including any amendment thereof.

“Third Party” means any Person other than Acquirer or the Company or their respective Affiliates.

“Third Party Distributor” means any Third Party appointed by Acquirer or its Affiliates or Rights Transferee to distribute, market, and sell an Acquirer Product, with or without packaging rights, in one or more countries, in circumstances where such Third Party purchases its requirements of the Acquirer Product from Acquirer or its Affiliates or Rights Transferee for resale and takes title to such Acquirer Product, but does not make any royalty, profit or revenue share, or other similar payment to Acquirer or its Affiliates or Rights Transferee with respect to its resale of such Acquirer Product.

“Transaction Documents” means, collectively, this Agreement and each other certificate or agreement to be entered into in connection with the Transactions.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with this Agreement and the Transactions, whether or not incurred, billed or accrued, including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) any fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all severance, termination, pay-in-lieu of notice, change in control, transaction, retention, bonus, profit sharing, payments in exchange for a release with respect to promised equity or other similar compensation, benefits or other compensatory amounts owed by the Company to its directors, employees and/or consultants in connection with the Transactions that that are payable before, on or following the Closing and that are unpaid as of the Closing, and the employer portion of any payroll Taxes or other employment Taxes of the Company in connection with such payments and (iv) any such fees, costs, expenses, payments and expenditures incurred by a Company Stockholder paid for or to be paid for by the Company.

“Transferred Patent” means each patent and patent application listed on Schedule 2.1(a)(i).

“Transferred Patent Rights” means the Transferred Patents, together with the inventions and improvements disclosed in such Patents, and including any and all divisions, substitutes, continuations, continuations-in-part, renewals, reissues and extensions, requests for continued examination, reexaminations and other related extensions and applications thereof, and all rights of priority therein, any and all patents and patent applications claiming priority therefrom, and any national or regional applications filed in any country and any patents issuing on any of the foregoing, together with all claims for damages by reason of past, present, or future infringement thereof, with the right to sue for, and collect the same, and including with respect to damages for infringement of provisional rights.

“Treasury Regulation” means United States Treasury Regulations promulgated under the Code.

“Valid Claim” means: (a) a claim of an issued and unexpired patent that has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application, which patent application was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application and that has not been pending for more than seven years from the earliest date from which the patent application claims priority. If the patent application has been re-filed or is a divisional application, the seven-year period mentioned above shall be calculated from the first application filed in the series of applications.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

1.2 Additional Defined Terms. Certain additional terms are defined within the Agreement, as indicated in the table below:

Acquired Technology	Section 2.1(a)(iii)	Enforceability Exception	Section 3.2(b)
Acquirer	Preamble	Excluded Asset	Section 2.1(b)
Acquirer Closing Deliverables	Section 2.5(c)	Excluded Assets	Section 2.1(b)
Acquirer Transaction Fee	Section 2.6(d)(i)	Excluded Liabilities	Section 2.3
Agreement	Preamble	External Services	Section 5.4(b)
Agreement Date	Preamble	IND-Enabling Studies	Section 2.6(b)
Asset Purchase	Recitals	Laboratory Space	Section 5.4(e)
Assumed Contracts	Section 2.1(a)(iv)	Milestone	Section 2.6(b)
Assumed Liabilities	Section 2.2	Milestone Payment	Section 2.6(b)
Auditor	Section 2.6(c)(iv)	Net Sales Report	Section 2.6(c)(ii)
Closing	Section 2.5(a)	Purchase Price Allocation	Section 2.7
Company	Preamble	Purchased Assets	Section 2.1(a)
Company Closing Deliverables	Section 2.5(b)	Royalty Payment	Section 2.6(c)(i)
Confidentiality Agreement	Section 5.1(a)	Royalty Term	Section 2.6(c)(i)
Consulting Services	Section 5.4(a)	Specified Third Party	Section 2.6(d)(i)
Effect	Section 3.4(b)	Transaction Committee	Recitals
Transactions	Recitals	Transferred Materials	Section 2.1(a)(iii)
Transferred Data	Section 2.1(a)(ii)	Transition Period	Section 5.4(a)
Transferred Intellectual Property	Section 2.1(a)(i)	Unknown Operating Expenses	Section 2.6(a)

ARTICLE 2

THE ASSET PURCHASE

2.1  Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, Acquirer agrees to purchase from the Company and the Company agrees to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Acquirer at the Closing all of the right, title and interest of the Company in and to only the following assets and properties (collectively, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens):

(i) all of the Company’s rights, title and interest in and to the Company- Owned Intellectual Property and Company Registered Intellectual Property listed on Schedule 2.1(a)(i), together with the Transferred Patent Rights, and all tangible embodiments of the foregoing (collectively, the “Transferred Intellectual Property”);

(ii) all of the Company’s rights, title and interest in and to any databases and data described in Schedule 2.1(a)(ii) (the “Transferred Data”);

(iii) all of the equipment and materials listed on Schedule 2.1(a)(iii) (the “Transferred Materials”, collectively with the Transferred Intellectual Property and Transferred Data, the “Acquired Technology”);

(iv) the Contracts set forth on Schedule 2.1(a)(iv) or identified by Acquirer as Assumed Contracts as of the Closing (collectively, the “Assumed Contracts”);

(v) all rights or causes of action against third parties arising out of occurrences to the extent relating to the Purchased Assets;

(vi) true and complete copies of electronic and hard copy files, documents, books and records of the following that are owned the Company and in the Company’s possession or control and, in each case, solely to the extent related to the Purchased Assets set forth in Section 2.1(a)(i)-(iv); and

(vii)  all goodwill held by the Company associated with the Purchased Assets.

(b) Excluded Assets. Each asset of the Company not included in the Purchased Assets described in Section 2.1(a) above shall be retained by the Company and shall not be acquired by Acquirer. Each asset not included in the Purchased Assets is referred to individually as an “Excluded Asset” and collectively as the “Excluded Assets.”

2.2 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, from and after the Closing, Acquirer or its Affiliate (as designated by Acquirer) shall assume from the Company, and be solely responsible for paying, performing and discharging, only the obligations arising under the Assumed Contracts that are to be performed only on or after the Closing Date (the “Assumed Liabilities”); provided, however, that the parties hereto agree that the Assumed Liabilities shall not include any obligations that (a) arise as a result of any breach or default by the Company or (b) arise or are required to be performed prior to the Closing.

2.3 Excluded Liabilities. Acquirer and its Affiliates shall not be the successors to the Company. Except as set forth herein, neither Acquirer nor any of its Affiliates or representatives shall assume or have any responsibility for, or shall be deemed to have assumed or have any responsibility for, any Liability other than the Assumed Liabilities, whenever or however arising (collectively, the “Excluded Liabilities”). For clarity, the Excluded Liabilities include Liabilities arising under or related to:

(a) any act or omission of the Company or any other Person in relation to the Purchased Assets, including any action in violation of Applicable Law, any Contract (including any Assumed Contract) or any terms of use, restrictions or other applicable terms with respect to primary sources from which the Company collects information in connection with its business;

(b) any claim by any then-current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors);

(c)  any Action pending or threatened as of the Closing Date;

(d)  any Liabilities relating to any Excluded Asset;

(e) (i) any Liabilities for Taxes of Company, (ii) any Taxes described in Section 2.8(c), whether or not imposed on Company, and (iii) any Taxes attributable or related to the Purchased Assets that relate to the time period or portion thereof ending on or prior to the Closing Date;

(f) any Operating Expense (other than as set forth herein), Debt, Transaction Expense or Employment Claim; and

(g) any other Liability relating to or arising out of the Purchased Assets relating to, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission occurring or existing, at or prior to the Closing.

2.4 Assignment of Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof. The Company will use its reasonable efforts, at its sole cost and expense, to obtain the consent of the other parties to the sale or assignment of any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Acquirer. Until such assignment takes place, provided that Acquirer shall perform all of the obligations relating to such Purchased Asset that would constitute Assumed Liabilities on behalf of the Company, the Company shall give Acquirer as much of the full and exclusive rights and benefits of such Purchased Asset as reasonably possible, to the same extent as if it had been assigned to Acquirer and as if Acquirer was directly a party thereto (including promptly remitting or causing to be remitted to Acquirer all payments, and forwarding or causing to be forwarded to the Acquirer all deliverables, correspondence, goods, invoices, claims, information, requests or any other materials received by the Company relating to each such Purchased Asset).

2.5  Closing; Closing Deliverables.

(a) Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Asset Purchase (the “Closing”) will take place by exchange of electronic deliveries and signatures, unless otherwise agreed by Acquirer and the Company, on the Agreement Date.

(b) Company Closing Deliverables. The Company shall deliver to Acquirer at or prior to the Closing the following (collectively, the “Company Closing Deliverables”), unless such deliverable is waived by Acquirer:

(i) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, and the Patent Assignment Agreement, and the Sublease Agreement, in each case duly executed by the Company;

(ii) all resolutions adopted by the Transaction Committee in connection with this Agreement or the Transactions, in each case certified by the Chief Executive Officer of the Company;

(iii) evidence reasonably satisfactory to Acquirer of the termination of the employment with or service to the Company of all Transferred Employees, and satisfaction of all Liabilities of the Company due and owing to the Transferred Employees;

(iv) evidence reasonably satisfactory to Acquirer of the release of any Lien held on any of the Purchased Assets;

(v) all Tax Clearance Certificates required under Applicable Law in order that Acquirer not be required to withhold any portion of the Purchase Price other than as otherwise required hereby; and

(vi)  an executed Form W-9 from the Company.

(c) Acquirer Closing Deliverables. Acquirer shall deliver to the Company at or prior to the Closing (collectively, the “Acquirer Closing Deliverables”), unless such deliverable is waived by the Company:

(i) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, and the Patent Assignment Agreement, and the Sublease Agreement, in each case duly executed by Acquirer.

2.6 Purchase Price. The aggregate consideration to be paid by Acquirer for the Purchased Assets shall be equal to the Purchase Price and the assumption of the Assumed Liabilities.

(a) Closing Cash Consideration. Within 20 Business Days after the Closing, Acquirer shall pay or cause to be paid to the Company, by wire transfer of immediately available U.S. Dollar funds to the account designated by the Company at least one Business Day prior to the Closing Date, an amount equal to (i) the Closing Cash Consideration less (ii) the total amount of the Unknown Operating Expenses. The Company and Acquirer acknowledge that certain portions of the Operating Expenses are not known with specificity as of the date hereof due to the Company’s need to receive certain invoices to verify the total amount of the Operating Expenses (such Operating Expenses, the “Unknown Operating Expenses”). Following the date hereof, any Unknown Operating Expenses that become known shall be included in the next applicable invoice for the Services as set forth in Section 5.4 below and shall be paid by Acquirer simultaneously with any payments for the Services and Annex A shall automatically be amended to reflect such subsequently known Operating Expenses. For the avoidance of doubt, the total amount of any such Unknown Operating Expenses payable by Acquirer following the date hereof shall not exceed $[***].

(b) Milestone Payment. Subject to the requirements of this Section 2.6(b), if Acquirer or any of its Affiliates or Rights Transferees commences IND-Enabling Studies with respect to any Acquirer Product (the “Milestone”), then Acquirer shall pay the Company a one-time payment of $[***] in cash (the “Milestone Payment”). Acquirer shall deliver written notice to the Company of the achievement of the Milestone no later than [***] days after the occurrence of the Milestone, and will pay Company the Milestone Payment within [***] Business Days of the delivery of such notice. For clarity, the Milestone Payment shall be paid only once regardless of the number of times the Milestone is achieved and regardless of the number of Acquirer Products. For purposes of this Section 2.6(b), “IND-Enabling Studies” means the first NHP engraftment study or other study that, in each case, is conducted to meet the requirements for filing an IND with a Regulatory Authority with respect to an Acquirer Product.

(c)  Royalties.

(i) Royalty Payment. Subject to the terms and conditions of this Agreement, on an Acquirer Product-by-Acquirer Product basis, during the applicable Royalty Term for such Acquirer Product, Acquirer will pay to Company cash in an amount equal to [***]% of the annual worldwide Net Sales of such Acquirer Product (each such payment, a “Royalty Payment”). The Royalty Payment shall be payable to Company on an Acquirer Product-by-Acquirer Product and country-by-country basis starting upon the First Commercial Sale of an Acquirer Product in a country and ending upon the latest to occur of (A) the expiration of the last-to-expire Valid Claim of a patent or patent application in the Transferred Patent Rights that Covers the manufacture, use or sale of such Acquirer Product in such country, (B) the expiration of any regulatory exclusivity with respect to such Acquirer Product in such country, or (C) [***] years after First Commercial Sale of such Acquirer Product in such country (the “Royalty Term”).

(ii) Royalty Payment; Report. Royalty Payments due by Acquirer to Company will be calculated and reported for each Calendar Quarter from and after the Calendar Quarter in which Net Sales are first made hereunder. All Royalty Payments due shall be paid within [***] days after the end of each Calendar Quarter (or, if later, within [***] days following receipt by Acquirer of the applicable Royalty Payments and the associated report from the applicable Rights Transferee(s)) and shall be accompanied by a report (each, a “Net Sales Report”) setting forth, with respect to each Calendar Quarter, on an Acquirer Product-by-Acquirer Product and country-by-country basis: (A) gross sales and Net Sales of the Acquirer Product in such country, including the itemized deductions used in the calculation of Net Sales, and (B) a calculation of Royalty Payment due on such Net Sales.

(iii) Records. Acquirer shall keep (and shall cause its Affiliates to keep), for so long as required under Acquirer’s internal records retention policies, but no less than [***] years following the end of the calendar year to which they pertain, books and records which may be necessary to verify the Net Sales of the Acquirer Products and the Royalty Payments hereunder.

(iv) Audit. Upon the written request of Company, Acquirer shall permit a “Big Four” independent, certified public accountant (e.g., Deloitte, KPMG, PWC or EY), designated by Company and reasonably acceptable to Acquirer (the “Auditor”), during normal business hours and upon at least [***] days’ prior written notice, to audit the books and records maintained by Acquirer as necessary to ensure the accuracy of the Net Sales Reports and Royalty payments made by Acquirer hereunder; provided that such examinations may not: (A) be conducted with respect to any calendar year more than [***] years after the end of such calendar year; (B) be conducted more than once in any [***] month period (unless a previous audit during such [***] month period revealed an underpayment with respect to such period) or (C) be repeated for any calendar year. The independent, certified public accountant shall report to the parties hereto only the amounts of Net Sales achieved during the audited period and the corresponding Royalty Payment due and payable. The cost of any such audit shall be borne by Company. Unless disputed, if such audit concludes that: (I) additional amounts were owed by Acquirer, Acquirer shall pay the additional amounts or (II) excess payments were made by Acquirer, Company shall reimburse such excess payments, in each case ((I) or (II)), within [***] days after the date on which such audit is completed. The parties hereto shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with Acquirer obligating such Auditor to retain all such books, records and financial information in confidence pursuant to such confidentiality agreement.

(d)  Acquirer Transaction Fee.

(i) If, on or prior to [***], Acquirer [***] with any Third Party that [***], as identified on Schedule 2.6(d)(i) (each a “Specified Third Party”) with respect to [***] by Acquirer and the Specified Third Party, then Acquirer shall pay the Company cash in an amount equal to [***] (the “Acquirer Transaction Fee”). If any portion of the Acquirer Transaction Consideration consists of securities, then the Acquirer Transaction Fee payable in respect of such portion shall be determined on the basis of the fair market value of such securities at the time the Acquirer Transaction Fee in respect of the securities is due and payable to the Company pursuant to Section 2.6(d)(iii) and Section 2.6(d)(iv). Acquirer shall, in accordance with the timing requirements set forth in Sections 2.6(d)(ii)-(iv), pay or cause to be paid the Acquirer Transaction Fee by wire transfer of immediately available U.S. Dollar funds to the account designated by the Company at least [***] prior to the applicable payment date.

(ii) If all of the Acquirer Transaction Consideration is comprised of cash, Acquirer shall pay or cause to be paid all of the Acquirer Transaction Fee as promptly as practicable and in no event more than [***] Business Days following Acquirer’s receipt of the Acquirer Transaction Consideration.

(iii) If any portion of the Acquirer Transaction Consideration is comprised of securities that are listed on a national stock exchange in the U.S., Acquirer shall pay or cause to be paid the Acquirer Transaction Fee with respect to the securities portion of the Acquirer Transaction Consideration no later than [***] months after the earlier of (A) [***] months following Acquirer’s receipt of such portion of the Acquirer Transaction Consideration or (B) the date on which Acquirer is no longer subject to any lock-up restrictions with respect to such securities pursuant to any Contracts or Applicable Law.

(iv) If any portion of the Acquirer Transaction Consideration is comprised of securities that are not listed on a national stock exchange in the U.S., Acquirer shall pay or cause to be paid the Acquirer Transaction Fee with respect to such portion of the Acquirer Transaction Consideration upon the earliest of (A) [***] days after the date on which such securities are initially listed on a national stock exchange in the U.S., (B) the consummation of a transaction that constitutes a Change in Control of Acquirer; provided that Acquirer shall not be required to pay or cause to be paid the Acquirer Transaction Fee pursuant to this clause (B) unless [***], (C) the consummation of a sale or other disposition by Acquirer of such portion of the Acquirer Transaction Consideration in exchange for cash and (D) immediately prior to the expiration date of any contingent value rights issued by the Company to its stockholders entitling holders to receive a portion of the Purchase Price; provided that, Acquirer shall not be required to pay or cause to be paid the Acquirer Transaction Fee pursuant to this clause (D) if [***].

(e) Method of Payment; Currency Conversion. Unless otherwise agreed by the parties hereto, all payments of the Purchase Price due under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by Company. When conversion of amounts from any currency other than U.S. Dollars is required, Acquirer’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into U.S. Dollars in a manner consistent with Acquirer’s accounting policies for external reporting purposes, as consistently applied, in accordance with GAAP.

(f) The parties hereto intend that any Milestone Payment, Royalty Payment, or Acquirer Transaction Fee shall be treated for tax purposes as an adjustment to the Purchase Price for the sale of the Purchased Assets, and the parties hereto agree to file all Tax Returns in a manner consistent with such treatment unless otherwise required by Applicable Law.

2.7 Allocation of Purchase Price. Acquirer shall prepare a draft of the allocation of the Purchase Price among the Purchased Assets in accordance with the principles of Section 1060 of the Code and Treasury Regulations thereunder (the “Purchase Price Allocation”) within [***] days following the Closing. Acquirer shall provide a draft of the Purchase Price Allocation to the Company for its review and comment, and shall consider in good faith any comments made by the Company within [***] days of the receipt of the draft Purchase Price Allocation. The Purchase Price Allocation, after reflecting comments received from the Company in such time period, as applicable, shall be deemed final. The Company and Acquirer shall report and file all Tax Returns (including, but not limited to Form 8594) consistent with the Purchase Price Allocation. Any subsequent adjustments to the Purchase Price shall be reflected in the Purchase Price Allocation in a manner consistent with Section 1060 of the Code and the regulations thereunder. Neither Acquirer nor the Company shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations and reports with the IRS except as otherwise required by the IRS following an audit, and each of Acquirer and the Company shall make consistent use of such allocation for all Tax purposes. In the event of any adjustments to the Purchase Price after the Closing, Acquirer and the Company shall amend the Purchase Price Allocation to reflect such adjustments to the Purchase Price in a manner consistent with the requirements of Section 1060 of the Code and the methodology used in preparing the original Purchase Price Allocation and file any additional Tax Returns (including IRS Form 8594) that are required by Applicable Law as a result of such adjustments.

2.8  Title Passage; Risk of Loss; Delivery of Purchased Assets.

(a) Title Passage. Upon the Closing, all of the right, title and interest of the Company in and to all of the Purchased Assets shall pass to Acquirer. The Company shall convey the Purchased Assets to Acquirer and the Company shall deliver to Acquirer (i) possession of the Purchased Assets and (ii) proper assignments, conveyances and bills of sale sufficient to convey to Acquirer good and marketable title to all of the Purchased Assets, free and clear of all Liens.

(b) Risk of Loss. The risk of loss, damage, or destruction to the Purchased Assets, including any of the equipment, inventory, or other personal property, to be conveyed to Acquirer under this Agreement will be borne by the Company until the Closing.

(c) Method of Delivery of Assets; Transfer Taxes. The Purchased Assets shall be delivered to Acquirer in the form and to the location to be determined by Acquirer in its reasonable discretion before the Closing Date; provided that, (i) with respect to the Transferred Data and the Transferred Materials, the Company shall comply with the delivery requirements, format or protocol, as applicable, set forth in Schedule 2.1(a)(ii) (Transferred Data) and Schedule 2.1(a)(iii) (Transferred Materials) respectively, and, (ii) to the extent practicable, the Company shall deliver all of the Purchased Assets (other than the Transferred Materials) through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any sales, use of other transfer Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any

Purchased Asset. The Company will pay all sales, income, transfer, documentary, capital gains, use, stamp, registration or other Taxes associated with its receipt of consideration in connection with the transactions contemplated by this Agreement, and the Company will, at its own expense, fill all necessary material Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

2.9 Withholding Rights. Acquirer shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Acquirer may be required to deduct and withhold with respect to any such deliveries and payments under any provision of U.S. federal, state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquirer that the information contained in this Article 3 is true and correct:

3.1  Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and necessary Permits to own, operate, use, distribute and lease its properties and to conduct its business, in each case, related to the Purchased Assets. The Company is duly qualified to do business and is in good standing in each of the jurisdictions in which such qualification is necessary, except where the failure to be so qualified would not be materially adverse to the Company.

(b) The Company does not have any Subsidiary. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.2  Authority and Enforceability.

(a) The Company has full power and authority to execute this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and to consummate the Asset Purchase and the other Transactions.

(b) This Agreement and the other Transaction Documents have been (or will be) duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other parties hereto and thereunder, represent valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity (the “Enforceability Exception”).

3.3  Non-Contravention.

(a) The execution and delivery by the Company of this Agreement, the consummation of the Asset Purchase and the other Transactions and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of (i) the certificate of incorporation and bylaws of the Company, as amended to date, (ii) any Assumed Contract or (iii) any Applicable Law or Order applicable to the Company or its assets or properties.

(b) No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Body is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Asset Purchase and the other Transactions or the compliance by the Company with the provisions of this Agreement.

(c) The Transaction Committee has (i) determined that this Agreement and the Transactions, including the Asset Purchase, are fair to, and in the best interests of, the Company and the Company Stockholders (taken as a whole) and (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Asset Purchase. The valid execution and delivery by the Company of this Agreement, the consummation of the Asset Purchase and the other Transactions and the compliance by the Company with the provisions of this Agreement, are not and will not be subject to any vote or approval by the Company Stockholders.

3.4  Absence of Certain Changes or Events. Since [***]:

(a) the Company has conducted its business related to the Purchased Assets only in the ordinary course of business consistent with past practice; and

(b) there has not occurred any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, is, or is reasonably likely to, (i) be or become materially adverse in relation to the condition (financial or otherwise) of the Purchased Assets, or (ii) materially impede or delay the Company’s ability to perform or comply with the covenants, agreements, or obligations of the Company herein or consummate the Transactions in accordance with this Agreement and Applicable Law.

3.5 Actions. There is no Action pending, or to the knowledge of the Company threatened, against the Company or any of its assets or properties (or against any manager, director, employee, consultant, contractor or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Body, arbitrator or mediator nor, to the knowledge of the Company, is there any reasonable basis for any such Action. There is no Order outstanding against the Company or any of its assets or properties (or against any officer, manager, director, employee, consultant, contractor or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any of the Purchased Assets based upon: (a) the Company entering into this Agreement, the other Transaction Documents or any of the Transactions; (b) any confidentiality or similar agreement entered into by the Company regarding the Purchased Assets; or (c) any claim that the Company has agreed to sell or dispose of the Purchased Assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. The Company has no Action pending against any Governmental Body or other Person, in each case, with respect to the Purchased Assets.

3.6 Restrictions on Business Activities. There is no Contract or Order binding upon the Company or its assets that if assigned to Acquirer in the Asset Purchase or otherwise applicable to Acquirer as a result of the Asset Purchase, restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Asset Purchase, the effect of prohibiting, restricting or impairing the operation of the Purchased Assets by Acquirer.

3.7  Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law applicable to the Purchased Assets.

(b) The Company has collected and used all Transferred Data in compliance with Applicable Laws, and has the right to use the Transferred Data in connection with the business of the Company.

(c) The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation, revocation, withdrawal, suspension, cancellation, termination or modification of any of the Permits required for the operation of the Purchased Assets by the Company, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company has materially complied with all of the terms of such Permits.

3.8 Title to, Condition and Sufficiency of Assets. The Company is the true and lawful owner and has good and valid title to all of the Purchased Assets free and clear of all Liens, other than Permitted Liens. The Company does not own or leases any real property. At the Closing, Acquirer will obtain good and valid title to the Purchased Assets, free and clear of all Liens and, after the Closing, Acquirer shall be able to use the Purchased Assets and exercise, and enjoy the benefits of, the Purchased Assets in the same manner as the Company prior to the Closing without (i) the need for Acquirer to acquire or license any other asset, property or Intellectual Property, and (ii) the breach or violation of any Contract.

3.9  Intellectual Property.

(a) Schedule 2.1(a)(i) sets forth a true and complete list of all Company Registered Intellectual Property related to any NGTC Technology. To the knowledge of the Company, no Transferred Intellectual Property that is Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any such Transferred Intellectual Property. The Company has not received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Transferred Intellectual Property that is Company Registered Intellectual Property that remains pending or unresolved.

(b) The Company has full title and ownership of all Transferred Intellectual Property, free and clear of any Liens. The Company owns, or is duly licensed or otherwise authorized to use pursuant to an Assumed Contract, all Transferred Data and Transferred Materials, in each case, free and clear of any Liens. The Company has the right to transfer all of its right, title, and interest in and to the Acquired Technology and the Intellectual Property in the Transferred Intellectual Property, without restriction. There are no royalties, honoraria, fees or other payments payable by the Company to any Person as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of the Acquired Technology. To the knowledge of the Company: (i) other than the Purchased Assets, the Company does not own any other assets that are necessary or actually used by Company to make, use, sell, offer to sell, import, develop, manufacture, commercialize or otherwise exploit any NGTC Technology; (ii) the Transferred Intellectual Property is sufficient for the exploitation of NGTC Technology in the same manner as used by the Company at or before the Closing; and (iii) other than the Assumed Contracts, there are no options, licenses or agreements relating to the Acquired Technology.

(c) No employee of the Company or, to the knowledge of the Company, any independent contractor or other third party has any ownership right, title, interest, claim in, lien on, or has been granted any license or right to use any of the Acquired Technology (other than a license or right to use the Acquired Technology in the course of such employee’s or contractor’s efforts on behalf of the

Company). Each current and former employee and independent contractor of the Company has assigned to the Company all Intellectual Property made or created by such person or entity that are related to the Acquired Technology, and it will not be necessary to use any inventions of any of the Company’s employees or independent contractors made prior to their employment or engagement by the Company.

(d) To the knowledge of the Company, there is no violation, unauthorized use, unauthorized disclosure, infringement or misappropriation of any Transferred Intellectual Property, by any third party. To the knowledge of the Company, the Company is not infringing, misappropriating or violating, and the Company has not infringed, misappropriated or violated, the Intellectual Property of any third party with respect to NGTC Technology. The Company has not received any written communications alleging that the Company has infringed, misappropriated, or violated or, by conducting its business as presently conducted, would infringe, misappropriate or violate, any Intellectual Property of any Person with respect to the NGTC Technology. No Transferred Intellectual Property is subject to any proceeding, order, judgment, settlement agreement, stipulation or right that materially restricts the use, transfer, or licensing thereof by the Company, or which would reasonably be expected to materially adversely affect the validity, use or enforceability of any Transferred Intellectual Property. To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to materially impair the validity or enforceability of any of the Transferred Intellectual Property. The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Acquired Technology.

3.10	Assumed Contracts.

(a) Each of the Assumed Contracts is in full force and effect, except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. Neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Assumed Contract. There exists no event, occurrence, condition or act, with respect to the Company, or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) result in a material breach or default under any Assumed Contract, or (ii) give any third party (A) the right to declare a material breach or material default under any Assumed Contract or (B) the right to cancel, terminate or materially modify any Assumed Contract. The Company has not delivered or received any communication regarding any material breach of or material default under or intention to cancel or terminate any Assumed Contract and Company has no outstanding material disputes with any counterparties to the Assumed Contracts. Correct and complete copies of all Assumed Contract, including all amendments and modifications thereto, have been provided to Acquirer.

(b) No Assumed Contracts bind the Company, or after the Closing will bind Acquirer, to (i) grant any exclusive rights (including exclusive rights in the Acquired Technology) to any Person, (ii) limit the freedom of the Company or Acquirer to compete with any Person or engage in any line of business or geographic area, (iii) restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the proposed products and services of the Company or Acquirer or (iv) limit the freedom of the Company or Acquirer to use any Acquired Technology after the Agreement Date.

3.11  Taxes.

(a) The Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it and has timely paid all Taxes whether or not shown on any Tax Return and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns are true, correct and complete in all material respects.

(b) There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the Purchased Assets, (ii) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of the Company related to the Purchased Assets being conducted by a Tax Authority, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien for Taxes on the Purchased Assets.

(c) The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction.

(d) The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales made or services provided.

(e) The Company has complied (and until the Closing will comply) in all material respects with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any state, local or foreign law), and has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law.

(f) None of the Purchased Assets constitute United States real property interests within the meaning of Section 897(c) of the Code.

(g) No Tax ruling has been issued to Seller with respect to the Purchased Assets that would be binding on Acquirer for any Taxable period (or portion thereof) ending after the Closing Date, and Seller has not applied for any Tax ruling.

3.12	Employee Benefit Plans and Employee Matters.

(a) Schedule 3.12 (a)-1 attached hereto contains a true and complete list, as of the Agreement Date, of all Employee Plans in which an Offered Employee participates, including the employment agreements with all Offered Employees. Solely with respect to the Offered Employees, the Company is in compliance with all Applicable Laws regarding employment practices and policies, terms and conditions of employment, equal opportunity, wages and hours, immigration and work authorization, severance gratuity pay and other applicable termination entitlements, including without limitation any Applicable Law, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the operation of the Purchased Assets taken as a whole.

(b) The Company has no pending Employment Claim or Employment Claim with outstanding Liabilities with any of the Offered Employees.

(c)  The Company has not maintained, contributed to, or been required to contribute to (i) a plan subject to Section 302 or Title IV or ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a plan with two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(d) The consummation of the transactions contemplated hereby will not, individually or together with the occurrence of any other event (including any termination of employment or service), (i) result in any payment, or accelerate the time of payment or vesting, under any Employee Plan in which an Offered Employee participates, (ii) increase the amount of compensation or benefits due to any Offered

Employee under any employee benefit program, or (iii) result in the payment or provision or any amount (whether in cash or property or the vesting of property) to any Offered Employee under any Employee Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

3.13 Brokers. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.14 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto or in any certificate delivered by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. To the knowledge of the Company, there is no fact, condition or circumstance that may materially and adversely affect the Purchased Assets that has not been previously disclosed to the Acquirer in writing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company as follows:

4.1 Organization and Standing. Acquirer is duly formed, validly existing and in good standing under the laws of its area of incorporation.

4.2  Authority; Non-contravention.

(a) Acquirer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is (or will be) a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is (or will be) a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been and the other Transaction Documents have been (or will be) duly executed and delivered by Acquirer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer enforceable against Acquirer in accordance with its terms, subject only to the Enforceability Exception.

(b) The execution and delivery of this Agreement by Acquirer does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (x) any provision of the organizational or governing documents of Acquirer, as amended to date or (y) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s ability to consummate the Asset Purchase or to perform their respective obligations under this Agreement.

4.3 Consent. No approval or authorization of, filing or registration with, or notification to, any Governmental Body is required in connection with the execution and delivery of this Agreement by the Acquirer or the performance of either of its obligations hereunder or the consummation of the Transactions. No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by the Acquirer, or the performance by the Acquirer of any other obligation under this Agreement, other than the approvals by the board of directors of Acquirer.

4.4 Legal Proceedings. There is no pending or, to the knowledge of the Acquirer, threatened legal action, arbitration, claim, suit, or other proceeding, or to Acquirer’s knowledge, an investigation, by or before any court, arbitrator, or administrative agency, by or against the Acquirer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

ARTICLE 5

COVENANTS

5.1  Confidentiality; Public Announcements.

(a) Each of Acquirer and the Company hereby acknowledges and agrees that this Agreement and the other Transaction Documents and their respective terms shall be treated as Confidential Information under the Confidential Disclosure Agreement dated as of the Agreement Date, by and between Acquirer and the Company (the “Confidentiality Agreement”).

(b) Neither Acquirer nor the Company shall, and Acquirer and the Company shall cause each of their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the name of the other party or its Affiliates or refer to the other party or its Affiliates, directly or indirectly, in connection with the relationship of the parties and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without reasonable consultation with the other party; provided that (i) Acquirer or the Company may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with Applicable Law or the rules and regulations of any national or foreign securities exchange and (ii) Acquirer or the Company may issue any press release or make other public announcement to the extent that such release or announcement only contains information previously publicly disclosed in accordance with this Section 5.1 or is otherwise consistent in all material respects with previous statements made jointly by Acquirer and the Company or with the permission of the other party; provided, further, that, in the case of any of clauses (i) and (ii), to the extent in the good faith judgment of such party it is reasonably practicable to do so, such party shall provide the other party with a reasonable opportunity in light of the circumstances to review such party’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other party.

5.2  Necessary Actions; Further Conveyances and Assumptions.

(a) From and after the Closing, Acquirer and its Affiliates shall have the right and authority to collect for its own account all receivables and other related items that are included in the Purchased Assets and to endorse with the name of the Company, any checks or drafts received with respect to any receivables or such other related items. From and after the Closing, if the Company or its Affiliate receives or collects any receivables or receive any other amounts related to the Purchased Assets, the Company will, or will cause its applicable Affiliate to, remit any such amounts to Acquirer or its designated Affiliate within five days of receipt. In addition, if, following the Closing, any right, property or asset that would constitute (i) an Excluded Asset is found to have been transferred to Acquirer in error, either directly or indirectly, Acquirer shall promptly transfer, at no cost, such right, property or asset as soon as practicable to the Company and (ii) a Purchased Asset is found to have been retained by the Company in error, the Company shall promptly transfer, at no cost, such right, property or asset as soon as practicable to Acquirer.

(b) From time to time following the Closing, the Company and Acquirer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and will take such further actions, as may be necessary or appropriate to assure fully to Acquirer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Acquirer under this Agreement and to assure fully to the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.

5.3  Tax Matters.

(a) Proration of Taxes. The Company will bear all property and ad valorem Tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, will be prorated between the Acquirer and the Company as of the Closing Date. The Company will be responsible for all such taxes and fees on the Purchased Assets accruing during any period (or portion thereof) up to and including the Closing Date. The Acquirer will be responsible for all such Taxes and fees on the Purchased Assets accruing during any period (or portion thereof) beginning after the Closing Date. When the actual amounts become known, such prorations will be recalculated by the Acquirer and the Company, and the Acquirer or the Company, as the case may be, will promptly (but not later than five business days after notice of payment due) make any additional payment or refund so that the correct prorated amount is paid by each of the Acquirer and the Company. With respect to Taxes described in this Section 5.3(a), the Company will timely file all Tax Returns due before the Closing Date with respect to such Taxes and the Acquirer will prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Governmental Body payment for Taxes, which are subject to proration under this Section 5.3(a) and such payment includes the other party’s share of such Taxes, such other party will promptly reimburse the remitting party for its share of such Taxes.

(b) Cooperation; Audits. In connection with the preparation of Tax Returns, audits examinations, any administrative or Action relating to Taxes imposed with respect to the Purchased Assets, the Acquirer and the Company will cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney, Tax Returns or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Bodies as to the imposition of Taxes. Without limiting the generality of the foregoing, the Company will promptly provide to Acquirer copies of any Tax Returns filed with respect to the Purchased Assets for Pre-Closing Tax Periods, at Acquirer’s request. Notwithstanding the foregoing, the Acquirer will not be required to provide or deliver to the Company (i) the Tax Returns of Acquirer or any Affiliate and (ii) any information that the Acquirer determines to be inappropriate for provision or delivery by reason of confidentiality.

5.4  Transition Services and Other Assistance.

(a) For a period of [***] months following the Closing (the “Transition Period”), the Company shall make available its employees and contractors to provide consultation and assistance at no cost to Acquirer as Acquirer may reasonably request regarding the Acquired Technology and the exploitation thereof (collectively, the “Consulting Services”), not to exceed [***]. The Company will be entitled to reimbursement for any reasonable out-of-pocket cost or expense for travel, accommodations or other travel-related expenses incurred in connection with the performance of the Consulting Services rendered for the first [***] during the Transition Period. On or after the last day of each [***], the Company will invoice Acquirer for the reimbursable expenses due for the Consulting Services rendered during such [***] (including evidence of all reimbursable expenses in reasonable detail). Acquirer will pay the invoiced amounts within [***] days of receipt of the invoice. Payment will be made by wire transfer of immediately available funds to an account specified in writing by the Company. For the avoidance of doubt, the Company shall not be entitled to any fees or reimbursement for any Consulting Services rendered in excess of [***], unless such Consulting Services rendered in excess of [***] were approved by Acquirer in writing.

(b) Following the Closing, the Company shall provide, and shall cause its affiliates to provide, the services set forth on Schedule 5.4(b) to Acquirer (collectively, the “External Services”) in accordance with the timelines set forth on Schedule 5.4(b), if applicable. Acquirer will reimburse the

Company for the costs and expenses incurred by the Company in performing the External Services; provided that, with respect to each External Service, the total amount of such reimbursement obligation of Acquirer shall not exceed the “Maximum Fee Amount” with respect to such External Service as set forth on Schedule 5.4(b). Upon completion of each External Service, the Company will invoice Acquirer for the reimbursable expenses due for such External Service (including evidence of all reimbursable expenses in reasonable detail). Acquirer will pay the invoiced amounts within [***] days of receipt of the invoice. Payment will be made by wire transfer of immediately available funds to an account specified in writing by the Company.

(c) Following the Closing, the Company may provide additional transitional services to Acquirer on such terms as the Company and Acquirer shall mutually agree and Schedule 5.4(b) shall be automatically amended to reflect the parties’ mutual agreement with respect to any such additional services.

(d) In connection with certain retention payments to be paid by the Company to the Offered Employees, Acquirer shall pay the Company a one-time payment of $[***] in cash upon the earliest to occur of: [***].

(e) With effect from the Closing, the Company shall sublease to Acquirer the exclusive use of the laboratory space identified on Annex B (the “Laboratory Space”) pursuant to the Sublease Agreement.

(f) Promptly following the Closing, the Company shall use commercially reasonable efforts to obtain consents or waivers to the entry into this Agreement by Company from certain third-parties as described on Schedule 5.4(f) attached hereto.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligations of Acquirer and the Company. The respective obligations of Acquirer and the Company to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the party for whose benefit such condition exists) on or prior to the Closing Date of the following conditions:

(a) No Injunction, etc. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.

6.2 Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the Company) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Acquirer’s Representations and Warranties; Compliance with Covenants. The representations and warranties of Acquirer set forth in Article 4 shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or other similar terms set forth therein) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates).

(b) Covenants of Acquirer. Acquirer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing.

(c) Other Closing Deliverables. Acquirer shall have executed and delivered each of the Acquirer Closing Deliverables.

6.3 Conditions Precedent to Obligation of Acquirer. The obligation of Acquirer to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Acquirer) on or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of the Company. (i) The Fundamental Representations shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates), and (ii) the representations and warranties of the Company herein which do not constitute Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material,” “in all material respects,” or other similar terms set forth therein) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be so true and correct with respect to such specified date or dates).

(b) Covenants of the Company. The Company shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing.

(c) Key Employees. Each Key Employee shall have remained continuously employed with the Company through the Closing and shall have executed the Key Employee Documents, and no action shall have been taken by any such individual to repudiate or rescind any such document.

(d) Other Employees. At least [***] of the Offered Employees who were offered employment with Acquirer (other than the Key Employees) shall have (A) remained continuously employed with the Company through the Closing, (B) signed an Offer Letter with Acquirer and (C) not taken any action to rescind any such document (provided that an Offered Employee who resigns or is terminated after the execution of this Agreement and prior to Acquirer extending offers of employment to such Offered Employees will be deemed to have received and not accepted such an offer).

(e) Other Closing Deliverables. The Company shall have executed and delivered each of the Company Closing Deliverables.

ARTICLE 7

MISCELLANEOUS

7.1 Expenses. Except as otherwise set forth herein, whether or not the Asset Purchase is consummated, each party will pay its own expenses.

7.2 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent; provided that the sender of such email does not receive a written notification of delivery failure, or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

To Acquirer:

Maro Bio Inc.

Attention: Lawrence Klein

Email: lklein@versantventures.com

with a copy to:

Fenwick & West LLP 801 California Street

Mountain View, CA 94041

Attention: Stefano Quintini; Ethan Skerry;

Email: SQuintini@fenwick.com; eskerry@fenwick.com;

To the Company:

Graphite Bio, Inc..

Attention: Chris Garrett

Email: cgarrett@graphitebio.com

with a copy to:

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention: Steven Green

Email: SGreen@goodwinlaw.com

7.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

7.4 Entire Agreement. This Agreement (including all exhibits and schedules hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, except that nothing herein will supersede any provision of any offer letter, confidential information and assignment agreement or other employment agreement between Acquirer and any Transferred Employee.

7.5 Assignment; Parties in Interest. This Agreement will not be assigned by operation of law or otherwise, and any such assignment will be null and void, except that any or all rights and obligations of Acquirer may be assigned to one or more Affiliates of Acquirer, so long as such assignment does not relieve Acquirer of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. Each party hereby irrevocably waives all right to trial by jury in any Action (whether based on Contract, tort, or otherwise) arising out of or relating to this Agreement and the other Transaction Documents, the Transactions, or the actions of such parties in the negotiation, administration, performance, and enforcement hereof and thereof.

7.7 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference will be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person, (vi) references from or through any date will mean, unless otherwise specified, from and including or through and including, respectively and (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase will not mean simply “if.” All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement will be rounded to the tenth decimal place, except in respect of payments, which will be rounded to the nearest whole United States cent.

7.8 Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which will be deemed to be an original but all of which together will constitute one and the same agreement. No counterpart will be effective unless and until each party has executed at least one counterpart.

7.9 Remedies. Each of Acquirer and the Company acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of Acquirer and the Company agrees that the other such parties will be entitled to an injunction to prevent breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

7.10 Amendment. This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Acquirer and the Company, and any such amendment will be binding on all parties hereto.

7.11 Waiver. Acquirer may (a) extend the time for the performance of any obligation of the Company under this Agreement or any other Transaction Document, (b) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement or any other Transaction Document or (c) waive compliance by the Company with any agreement or condition contained in this Agreement or any other Transaction Document. The Company may (i) extend the time for the performance of any obligation of Acquirer under this Agreement or any other Transaction Document, (ii) waive any inaccuracy in the representations and warranties of Acquirer contained in this Agreement or any other Transaction Document or (iii) waive compliance by Acquirer with any agreement or condition contained in this Agreement or any other Transaction Document. Any extension or waiver contemplated in this Section 7.11 will be valid only if set forth in an instrument in writing signed by Acquirer or the Company, as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

MARO BIO INC.

By:	/s/ Lawrence Klein
Name:	Lawrence Klein
Its:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

GRAPHITE BIO, INC.

By:	/s/ Josh Lehrer
Name:	Josh Lehrer
Its:	CEO, Principal Accounting Officer and Principal Financial Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

Bill of Sale

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”), dated as of [●], 2023, is between Maro Bio Inc., a Delaware corporation (“Acquirer”), and Graphite Bio, Inc., a Delaware corporation (“Company”). Acquirer and the Company shall be referred to herein from time to time as the “Parties” and each, a “Party.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of [●], 2023 (the “Asset Purchase Agreement”), pursuant to which the Company has agreed to sell, transfer, assign, and deliver to Acquirer the Purchased Assets and Acquirer has agreed to purchase and acquire such Purchased Assets from the Company in accordance with the terms set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the execution and delivery of the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Acquirer and the Company hereby agree as follows.

1. Transfer, Assignment, and Delivery. Effective from and after the Closing, the Company hereby irrevocably sells, transfers, conveys, assigns, and delivers or will cause to be sold, transferred, conveyed, assigned and delivered to Acquirer, its successors and assigns, to have and to hold forever, and Acquirer hereby irrevocably purchases from the Company, all of the Company’s right, title, and interest in, to, and under the Purchased Assets, wherever located, subject to and in accordance with the provisions of the Asset Purchase Agreement.

2. Excluded Assets Not Assigned. Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Excluded Assets are specifically excluded from the Purchased Assets and will be retained by the Company at and following the Closing.

3. Assumption of Liabilities. Upon the terms and subject to the conditions set forth in the Purchase Agreement, Acquirer hereby assumes from the Company the Assumed Liabilities. The Excluded Liabilities are specifically excluded from the Assumed Liabilities and will be retained by the Company at and following the Closing.

4. Terms of the Asset Purchase Agreement. This Bill of Sale is intended to evidence the consummation of the transfer and assignment by the Company to Acquirer of the Purchased Assets contemplated by the Asset Purchase Agreement and pursuant to the terms thereof which are hereby incorporated by reference into this Bill of Sale. The Company, by its execution of this Bill of Sale, and Acquirer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any Party under the Asset Purchase Agreement shall be deemed to be superseded, enlarged, exceeded, expanded, modified, replaced, waived, amended, changed, rescinded or altered in any way by this Bill of Sale. In the event of any inconsistencies or ambiguities between this Bill of Sale and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern.

5. Further Assurances. The Company hereby covenants and agrees that it will, at the request of Acquirer, execute and deliver such other instruments of conveyance, assignment, and transfer and take such other action, as Acquirer may reasonably request to vest in Acquirer the entire right, title, and interest in and to the Purchased Assets being transferred hereby.

6. Taxes. All Taxes shall be payable in accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement.

7. Assignment. This Bill of Sale shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Bill of Sale will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Bill of Sale, express or implied, is intended to confer upon any person other than Acquirer, the Company or their successors or permitted assigns, any rights or remedies under or by reason of this Bill of Sale.

8. Severability. If any term or other provision of this Bill of Sale is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Bill of Sale will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties to the fullest extent possible.

9. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

10. Modification. This Bill of Sale may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the Parties.

11. Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The delivery by facsimile or by electronic delivery in PDF format (or any electronic signature complying with the U.S. federal ESIGN Act of 2000) of this Bill of Sale with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Bill of Sale.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Acquirer and the Company have executed and delivered this Bill of Sale and Assignment and Assumption Agreement as of the day and year first above written.

COMPANY:

GRAPHITE BIO, INC.

By:
Name:
Title:

ACQUIRER:

MARO BIO INC.

By:
Name:
Title:

[Signature Page to Bill of Sale and Assignment and Assumption Agreement]

Exhibit B

Patent Assignment Agreement

PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [●], 2023, is between Maro Bio Inc., a Delaware corporation (“Acquirer”), and Graphite Bio, Inc., a Delaware corporation (“Company”). Acquirer and Company shall be referred to herein from time to time as the “Parties” and each, a “Party.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of [●], 2023 (the “Asset Purchase Agreement”), pursuant to which Company has agreed to sell, transfer, assign, and deliver to Acquirer certain assets of Company, including all of Company’s right, title and interest in and to those patents and patent applications that are part of the Purchased Assets, as set forth in the Asset Purchase Agreement, including those patents and patent applications listed in Schedule I, (the “Patents”).

NOW, THEREFORE, in consideration of the execution and delivery of the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Acquirer and Company hereby agree as follows.

1.  Assignment. Company hereby irrevocably sells, assigns, transfers, conveys and delivers to Acquirer, and Acquirer hereby purchases and accepts from Company, for Acquirer and its successors and assigns, all of Company’s right, title and interest in and to the Patents, including the inventions and improvements disclosed in such Patents, and including any and all divisions, substitutes, continuations, continuations-in-part, renewals, reissues and extensions, requests for continued examination, reexaminations and other related extensions and applications thereof, and all rights of priority therein, any and all patents and patent applications claiming priority therefrom, and any national or regional applications filed in any country and any patents issuing on any of the foregoing, together with all claims for damages by reason of past, present, or future infringement thereof, with the right to sue for, and collect the same, and including with respect to damages for infringement of provisional rights.

2.  Further Assurances.

a. Company agrees to execute and deliver such other documents and to take all such other actions which Acquirer, its successors and/or assigns may request to effect the terms of this Assignment, including to execute and deliver any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be required to effect the terms of this Assignment and its recordation in relevant state, national patent or regional offices, including the United States Patent and Trademark Office.

b. Company grants the attorney of record the power to insert on this Assignment any further identifying information describing the parties or items listed in Schedule I, that may be necessary or desirable in order to comply with the rules of the United States Patent and Trademark Office, or rules of other entities including United States or foreign governments or patent offices, for recordation of this document.

c. Company hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any officer of any country or countries foreign to the United States, to record Acquirer as assignee and owner of the items listed on Schedule I.

d. Company hereby constitutes and appoints Acquirer, its successors and assigns, as Company’s true and lawful attorney, with full power of substitution, in Company’s name and stead, on behalf of and for the benefit of Acquirer, its successors and assigns, to demand and receive any and all of the Patents and to give receipts and releases for and in respect of the Patents, or any part thereof, and from time to time to institute and prosecute in Company’s name, at the sole expense and for the benefit of Acquirer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Acquirer, its successors and assigns, reasonably may require for the collection or reduction to possession of any of the Patents. Company hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable and, accordingly, may not be revoked by Company in any manner or for any reason whatsoever.

3. Terms of the Asset Purchase Agreement. This Assignment is intended to evidence the consummation of the transfer and assignment by Company to Acquirer of the Purchased Assets contemplated by the Asset Purchase Agreement and pursuant to the terms thereof. Company and Acquirer each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any Party under the Asset Purchase Agreement shall be deemed to be superseded, enlarged, exceeded, expanded, modified, replaced, waived, amended, changed, rescinded or altered in any way by this Assignment. In the event of any inconsistencies or ambiguities between this Assignment and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern.

4.  Miscellaneous.

a. Assignment. This Assignment shall inure to the benefit of Acquirer and Company and their respective successors and assigns and shall be binding upon and enforceable by Acquirer and Company and their respective successors and assigns.

b. Severability. If any term or other provision of this Assignment is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Assignment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Assignment so as to effect the original intent of the parties to the fullest extent possible.

c. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

d. Modification. This Assignment may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the Parties. The failure of any party to enforce any terms or provisions of this Assignment shall not waive any of its rights under such terms or provisions.

e. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The delivery by facsimile or by electronic delivery in PDF format (or any electronic signature complying with the U.S. federal ESIGN Act of 2000) of this Assignment with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Acquirer and Company have executed and delivered this Patent Assignment Agreement as of the day and year first above written.

COMPANY:

GRAPHITE BIO, INC.

By:
Name:
Title:

ACQUIRER:

MARO BIO INC.

By:
Name:
Title:

[SIGNATURE PAGE TO PATENT ASSIGNMENT AGREEMENT]

SCHEDULE I

Patents and Patent Applications

[To be completed]

[SCHEDULE I TO PATENT ASSIGNMENT AGREEMENT]

Exhibit C

Sublease Agreement

SUBLEASE

THIS SUBLEASE is made as of the     day of July, 2023 (the “Effective Date”), by and between GRAPHITE BIO, INC., a Delaware corporation (“Sublandlord”), and MARO BIO, INC., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord is the Tenant under that certain Lease Agreement with ARE-SAN FRANCISCO NO. 65, LLC, as Landlord (“Master Landlord”), dated February 26, 2021, as amended by that certain First Amendment to Lease Agreement dated May 14, 2021 and as further amended by that certain Second Amendment to Lease Agreement dated December 22, 2021 (as so amended, the “Master Lease”), of certain premises consisting of approximately 19,195 rentable square feet (the “Premises”), located on the first and second floors in the building (the “Building”) situated at 201 Haskins Way, South San Francisco, California and more particularly described in the Master Lease (the “Property”). A copy of the Master Lease is attached hereto as Exhibit A and incorporated herein by this reference. Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given them in the Master Lease.

B. The Term of the Master Lease expires on March 31, 2025.

C. Subtenant wishes to sublease from Sublandlord and Sublandlord wishes to sublease to Subtenant a portion of the Premises, subject to the terms and conditions of this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Demise. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord a portion of the premises consisting of approximately 3,983 rentable square feet of space located on the first floor of the Building commonly known as Suite 110 and substantially as outlined and shown and referred to on Exhibit B attached hereto (the “Subleased Premises”), together with the right to exercise, in common with Sublandlord and others entitled thereto, Sublandlord’s right to use the common areas of the Building and the Property under the Master Lease necessary or appropriate to Subtenant’s use of the Subleased Premises, subject to the terms of the Master Lease and any rules and regulations established from time to time by Master Landlord with respect to the use of such common areas.

2. Condition of Subleased Premises. Sublandlord delivers the Subleased Premises to Subtenant “AS IS” with all faults and without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Subleased Premises for Subtenant’s occupancy. Subtenant hereby warrants and represents that it is fully familiar with the physical condition of the Subleased Premises, that it has inspected them and found them to be satisfactory. Subtenant acknowledges that no representations have been made to Subtenant with respect to the condition of the Subleased Premises and that Subtenant relied upon its own examination of the Subleased Premises in entering into this Sublease and that Sublandlord shall not be liable for any latent or

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patent defects, if any, existing therein. Sublandlord has made no warranty or representation, express or implied, as to the present or future condition of the Subleased Premises or the fitness and availability of the Subleased Premises for any particular use. Sublandlord shall not be responsible for making any improvements, alterations or repairs therein or for spending any money to prepare the Subleased Premises for Subtenant’s occupancy.

3. Interruption of Services. In the event of an interruption in any services or utilities to the Premises, the Building, or the Property for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Sublandlord any liability whatsoever, constitute an eviction of Subtenant, constructive or otherwise, entitle Subtenant to an abatement of rent or to terminate this Sublease or otherwise release Subtenant from any of Subtenant’s obligations under this Sublease. Subtenant hereby waives any benefits of any applicable existing or future laws, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Sublease due to such interruption, failure or inability.

4. Term. The term of this Sublease (the “Sublease Term”) shall be approximately twenty months, commencing on the later to occur of: (a) the date that Sublandlord obtains the consent of Master Landlord to this Sublease (the “Landlord’s Consent”) and (b) the date of the closing of the transactions contemplated in that certain Asset Purchase Agreement dated as of July   , 2023 (“Asset Purchase Agreement”), on which date Sublandlord shall give notice thereof to Subtenant and offer Subtenant keys to, and possession of the Subleased Premises (the “ Sublease Commencement Date”), and expiring on March 31, 2025 (the “Sublease Expiration Date”), unless earlier terminated in accordance with this Sublease. Subtenant shall have no right to extend the Sublease Term. Subject to Sublandlord’s receipt of: (i) the Landlord Consent, (ii) a certificate of insurance evidencing that Subtenant has obtained the insurance required under Section 16 below, (iii) the Security Deposit, and (iv) the payment of the first month’s Monthly Rent, Sublandlord shall coordinate with Subtenant to allow Subtenant prior access to the Subleased Premises for the installation of equipment and trade fixtures but Subtenant shall not conduct business during this period.

5. Rent. Beginning on the Sublease Commencement Date and continuing during the Sublease Term, Subtenant shall pay to Sublandlord, as sublease rent (“Monthly Rent”) and in lieu of the Base Rent set forth in the Master Lease, in lawful money of the United States of America, without any deduction, offset, prior notice or demand, in advance on the first date of each month of the Sublease Term from the Sublease Commencement Date through the Sublease Expiration Date, the amount of $24,409.82 per month which shall be subject to further adjustments pursuant to Section 4 of the Master Lease, with respect to the Subleased Premises in and for the Sublease Term, and except as otherwise provided in this Sublease. Monthly Rent shall be payable in equal monthly installments, in advance, on the second to last business day of each and every calendar month during the term of this Sublease immediately preceding the date that payment of the Base Rent is due from Sublandlord to Master Landlord under the Master Lease for the corresponding month. All such payments shall be paid to Sublandlord without deduction, offset, abatement, notice or demand, at Sublandlord’s address set forth above, or at such other place as Sublandlord shall from time to time designate, in lawful currency of the United States. Monthly Rent for any partial month shall be pro-rated on a daily basis.

6. Subtenant’s Pro Rata Share. For purposes of this Sublease, “Subtenant’s Share of Operating Expenses of Building” shall be equal to 1.90% representing the ratio of the rentable area of the Subleased Premises to the entire Building rentable area under the Master

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Lease, subject to change due to a subsequent increase or decrease of the rentable area of the Building. Commencing on the Sublease Commencement Date, Subtenant’s Share of Operating Expenses shall equal to $19,370.29 per month, subject to further adjustments in accordance with the terms of the Master Lease.

7. Additional Rent. Subtenant shall pay Subtenant’s Share of (1) all Operating Expenses (as defined in Section 5 of the Master Lease) assessed or charged to Sublandlord pursuant to Section 5 of the Master Lease, (2) all other additional rent or charges payable by Sublandlord under the Master Lease, (3) all costs incurred by Sublandlord in operating (including the costs of utilities consumed in such operation), repairing, maintaining and replacing any supplementary or additional mechanical systems or equipment installed by Sublandlord in the Premises and which service the Subleased Premises, and (4) all costs of utilities supplied to the Premises which are not separately metered or submetered to the Subleased Premises (collectively, “Additional Rent”), in the manner and at the same time as set forth in Section 6 above with respect to the payment of Monthly Rent. Monthly Rent and Additional Rent may be referred to collectively in this Sublease as “Rent.”

8. Other Charges. In addition, Subtenant shall pay Sublandlord any charges, actually incurred for services requested by Subtenant that Sublandlord is liable to Master Landlord for which relate to services that Master Landlord is not obligated to provide at no additional cost under the Master Lease, such as freight elevator charges for Subtenant moving in, any after- hours heating, ventilation and air-conditioning and all other extra costs for services requested on behalf of Subtenant and provided or furnished to the Subleased Premises or to Subtenant (“Other Charges”). Such Other Charges, if not paid directly to the Master Landlord by Subtenant, shall be paid to Sublandlord for remittance to Landlord within ten (10) business days of being billed to Subtenant by Sublandlord.

9. Equipment. As of the date of the Asset Purchase Agreement, Subtenant has acquired certain laboratory equipment located in the Subleased Premises as set forth on Exhibit C-1 (“Purchased Equipment”). Subtenant accepts the Purchased Equipment in its “as is” condition and Sublandlord makes no warranty as to the condition of the Purchased Equipment or its present or future suitability for Subtenant’s purposes. During the Sublease Term, Subtenant shall be liable for any damage to the Purchased Equipment and solely responsible for all costs associated with the maintenance, cleaning and repair of the Purchased Equipment and shall be solely responsible for the removal of the Purchased Equipment from the Subleased Premises on or before the Expiration Date and shall be solely responsible for the cost of such removal and for any damages caused by such removal. In addition, Subtenant may use certain laboratory equipment identified on the Exhibit C-2 (“Rented Equipment”) for a period of time as set forth in the Asset Purchase Agreement (“Rental Period”) and shall be solely responsible for all costs associated with the maintenance, cleaning and repair of the Rented Equipment during the Rental Period. During the Rental Period, Subtenant shall be liable for any damage to the Rented Equipment and shall be solely responsible for the removal of the Rented Equipment from the Subleased Premises on or before the expiration of the Rental Period and shall be solely responsible for the cost of such removal and for any damages caused by such removal. Subtenant accepts the Rented Equipment in its “as is” condition and Sublandlord makes no warranty as to the condition of the Rented Equipment or its present or future suitability for Subtenant’s purposes.

10. Access. Subtenant shall have the right to use access control system for limiting and securing access to the Subleased Premises installed by the Master Landlord subject to all of the terms and conditions of the Master Lease. Sublandlord shall have no obligation to Subtenant

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to provide any other access system or other security to the Subleased Premises. Notwithstanding the foregoing, Sublandlord and Master Landlord shall at all times have access to the Subleased Premises to exercise any of the rights afforded to Sublandlord and Master Landlord under the Master Lease, including without limitation, Section 32 of the Master Lease which is incorporated into this Sublease by reference. Sublandlord expressly disclaims any and all responsibility and/or liability for the physical safety of Subtenant’s property, and for that of Subtenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Section 17 hereof, Subtenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Subtenant or any such agent, invitee, contractor or employee. Subtenant agrees that, as between Sublandlord and Subtenant, it is Subtenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

11. Late Charges. If Subtenant fails to pay any installment of Monthly Rent, Additional Rent or Other Charges on or before its due date, Subtenant shall pay to Sublandlord a late charge of five percent (5%) of the amount of such installment, and, in addition, such unpaid installment shall bear interest at the rate per annum which is four percent (4%) greater than the “prime rate” then in effect listed in the Wall Street Journal, or the highest rate permitted by law, whichever may be less; with it being the express intent of the parties that nothing herein contained shall be construed or implemented in such manner as to allow Sublandlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such late charge and interest shall be due and payable with the next monthly installment of Monthly Rent due under this Sublease.

12. Incorporation of Master Lease by Reference. Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Section 12 of this Sublease, all of the terms, covenants and conditions of the Master Lease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Master Lease shall refer to this Sublease; (ii) the term “Landlord” as used in the Master Lease shall refer to Sublandlord; (iii) the term “Tenant” as used in the Master Lease shall refer to Subtenant; (iv) the term “Term” as used in the Master Lease shall refer to the Sublease Term defined herein; and (v) the term “Premises” as used in the Master Lease shall refer to the Subleased Premises. In the event of any conflict or inconsistency between the provisions set forth in this Sublease and the provisions of the Master Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant.

(a) The following provisions of the Master Lease are expressly not incorporated into this Sublease: Section 2, second paragraph of Section 3(a), last sentence of Section 22(a), Section 22(b), Section 35, Section 39, Section 40, Section 41, Section 42(o), Exhibit A, Exhibit D, Exhibit F, Exhibit H, First Amendment and Second Amendment thereof.

(b) Master Landlord shall have all of the same rights and remedies with respect to the Subleased Premises as Master Landlord has with respect thereto under the Master Lease. This Sublease is expressly subject and subordinate to any mortgages or deeds of trust to which the Master Lease is now or hereafter subject and subordinate pursuant to Section 27 of the Master Lease without the requirement of delivering any so-called non-disturbance agreement to Subtenant.

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(c) Without limiting any other term or provision of this Sublease, Subtenant shall not have the right to exercise any rights or options, if any, set forth in the Master Lease to extend or renew the term, to expand the Premises or lease any expansion space, or to terminate the Sublease earlier than the Sublease Expiration Date. Subtenant shall have no right to audit Master Landlord’s records pursuant to Section 5(y) of the Master Lease nor to request Master Landlord seek an abatement of real estate taxes pursuant to the Master Lease.

(d) All rights of termination, if any, of the Tenant set forth in Article 18 of the Master Lease entitled “Restoration,” are reserved to Sublandlord, to be exercised or waived in its sole discretion and Subtenant shall have no right to terminate this Sublease pursuant to the provisions of Article 18 of the Master Lease.

(e) Any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Master Lease.

13. Permitted Use. In accordance with the provisions of the Master Lease incorporated into this Sublease, and subject to Subtenant’s obtaining of all applicable governmental permits and approvals at Subtenant’s sole cost, Subtenant shall have the right to use the Subleased Premises solely for the Permitted Use specified in the Master Lease in accordance with all of the terms, conditions, restrictions, covenants and other provisions of the Master Lease (including but not limited to Section 7 thereof), and not for any other uses. Subtenant will not at any time use or occupy the Premises in violation of applicable laws, ordinances, or regulations of any government or agency having jurisdiction or in violation of any provision of the Master Lease or any recorded restrictions or declarations affecting or encumbering the Premises. Subtenant shall have access to the Subleased Premises 24 hours per day 7 days per week during the Term of this Sublease.

14. Covenants of the Parties.

(a) With respect to the Subleased Premises, Subtenant covenants and agrees to assume, perform and observe all the terms, covenants and conditions required to be performed by Sublandlord, as Tenant under the Master Lease except to the extent such terms, covenants and conditions conflict with the terms of this Sublease in which event the terms of the Sublease shall control and specifically excluding the obligations to pay rent, which obligation shall be governed by the terms of this Sublease. Subtenant further agrees that Subtenant’s performance of all such obligations shall be performed by Subtenant for the benefit of Sublandlord as well as for the benefit of Master Landlord, and that Sublandlord shall have, with respect to Subtenant, this Sublease and the Subleased Premises, all of the rights and benefits provided to Master Landlord by the Master Lease.

(b) Subtenant covenants and agrees that this Sublease is expressly made subject and subordinate in all respects to (i) the Master Lease and to all of its terms, covenants and conditions (including without limitation those provisions not incorporated herein by reference, as set forth in Section 12 above of this Sublease); and (ii) any and all matters to which the tenancy of Sublandlord, as tenant under the Master Lease, is or may be subordinate. Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees which is prohibited by the Master Lease, or which

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would constitute a violation or default thereunder, or result in a forfeiture or termination of the Master Lease or render Sublandlord liable for damages, fines, penalties, costs or expenses under the Master Lease. Should the Master Lease expire or terminate during the Sublease Term for any reason, this Sublease shall terminate on the date of such expiration or termination of the Master Lease, with the same force and effect as if such expiration or termination date had been specified in this Sublease as the Sublease Expiration Date and Sublandlord shall have no liability to Subtenant in the event of any such expiration or termination.

(c) As long as this Sublease is in full force and effect, Subtenant shall be entitled, with respect to the Subleased Premises, to the benefit of Master Landlord’s obligations and agreements to furnish utilities and other services to the Subleased Premises and to repair and maintain the common areas, roof, building systems and all other obligations of Master Landlord under the Master Lease. Notwithstanding anything provided herein or the Master Lease to the contrary, Subtenant covenants and agrees that Sublandlord shall not be obligated to furnish any services or utilities of any nature whatsoever or be responsible for the performance of any of Master Landlord’s obligations under the Master Lease, and shall not be liable in damages or otherwise for any negligence of Master Landlord or for any damage or injury suffered by Subtenant as a result of any act or failure to act by Master Landlord, or any default by Master Landlord in the performance of its obligations under the Master Lease, nor shall any such action, failure to act, or default by Master Landlord constitute a constructive eviction or default by Sublandlord hereunder. Notwithstanding anything to the contrary contained in this Sublease or the Master Lease, Sublandlord shall not be bound by and expressly does not make any of the indemnifications, representations or warranties, if any, made by Master Landlord under the Master Lease. If Master Landlord shall default in the performance of its obligations under the Master Lease, Sublandlord, upon receipt of written notice thereof from Subtenant, shall use commercially reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease and to enforce the terms thereof, provided such commercially reasonable efforts shall not require Sublandlord to expend any money to cause Master Landlord to perform its obligations under the Master Lease unless Subtenant shall reimburse Sublandlord for any costs incurred by Sublandlord, including, without limitation, reasonable attorneys’ fees. As a condition to Sublandlord exercising any efforts to enforce Master Landlord’s obligations, Sublandlord may require Subtenant to make an advance deposit with Sublandlord of an amount reasonably estimated to reimburse Sublandlord for its costs in connection with such efforts.

(d) Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant as a result of the exercise by Master Landlord of any of the rights reserved to Master Landlord under the Master Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Subtenant’s obligations to pay Monthly Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Master Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Master Landlord under the Master Lease, except if and only to the extent that Sublandlord’s obligation to pay Basic Rent, Additional Rent and other charges under the Master Lease with respect to the Subleased Premises is actually abated as a result of Master Landlord’s failure.

(e) In all provisions of the Master Lease requiring the approval or consent of, or notice to, Master Landlord, Subtenant shall be required to obtain the approval or consent of, or provide notice to, both Master Landlord and Sublandlord. If Sublandlord’s consent shall be required under the terms of this Sublease, Sublandlord shall not be deemed to be unreasonable in

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withholding such consent if Master Landlord withholds its consent thereto and Sublandlord shall have no liability to Subtenant for any loss, damage or injury in the event that Master Landlord withholds its consent.

(f) Sublandlord covenants that, subject to the terms and conditions of the Master Lease and this Sublease, if and so long as Subtenant keeps and performs each term and condition herein contained on its part to be kept and performed, Subtenant shall not be disturbed in the enjoyment of the Subleased Premises by Sublandlord or by anyone claiming by, through or under Sublandlord.

(g) Whenever a notice is given or received pursuant to the Master Lease by or to Sublandlord or Subtenant which has relevance to the Subleased Premises, Sublandlord and Subtenant each agree promptly to provide the other with a copy of such notice.

(h) As a material part of the consideration for this Sublease, Subtenant hereby waives any benefits of any applicable existing or future laws, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

(i) Sublandlord and Subtenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future laws permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided under the Master Lease.

(j) Sublandlord and Subtenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future laws allowing either party to petition for a termination of this Sublease upon a partial taking of the Premises.

15. Assignment and Subletting. Subtenant covenants and agrees this Sublease shall not be assigned, voluntarily or by operation of law or otherwise, or the Subleased Premises further sublet, in whole or in part, or any part thereof suffered or permitted by Subtenant to be used or occupied by others without Master Landlord’s and Sublandlord’s prior written consent, which consent Sublandlord may withhold in its sole and absolute discretion, and any such assignment or sublease shall be subject to all of the terms and conditions of Article 19 of the Master Lease, including, without limitation, the provisions thereof which define what activities will constitute an assignment or sublease and the standards for Master Landlord to grant or withhold consent thereto. No consent to any assignment or subletting shall be deemed to be a consent to any further assignment or subletting, and no assignment or subletting or consent thereto shall release or subordinate the primary liability of Subtenant under this Sublease in any regard whatsoever.

16. Insurance. Subtenant shall obtain and maintain all insurance types and coverage for the Subleased Premises as specified in the Master Lease to be obtained and maintained by Sublandlord, in amounts not less than those specified in the Master Lease. All such policies of insurance shall be subject to and comply with the terms and provisions of the Master Lease and shall, in addition, name Sublandlord as an additional insured thereunder. Subtenant hereby agrees that the property damage insurance carried by Subtenant hereunder shall provide for the waiver by the insurance carrier of any right of subrogation against Sublandlord and Master Landlord, and Subtenant further agrees that, with respect to any damage to property, the loss of

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which is covered by insurance carried by Subtenant under this Sublease, Subtenant releases Sublandlord and Master Landlord from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

17. Indemnification of Master Landlord and Sublandlord. Notwithstanding any other provision of this Sublease or the Master Lease to the contrary, Subtenant hereby indemnifies and agrees to defend, save and hold the Sublandlord and Master Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and signators (collectively, “Indemnified Parties”) harmless from and against any and all costs, expenses (including reasonable attorneys’ fees), damages, claims, liabilities, losses, fines or penalties asserted by or on behalf of any person, firm, corporation or public authority (collectively, “Claims”) arising from or based upon (i) any injury or death to persons, or loss of or damage to property, sustained or occurring within or about the Subleased Premises or the Building arising directly or indirectly out of use or occupancy of the Subleased Premises or the Building by Subtenant or any of the Subtenant’s employees, managers, agents, sub-agents, servants, customers, invitees, licensees, contractors or any other person for whose conduct Subtenant is legally responsible (collectively, “Subtenant Parties”); or (ii) any work or thing whatsoever done (other than by Master Landlord or Sublandlord or their contractors, agents or employees) in the Subleased Premises during the Term of this Sublease; or (iii) the omission, fault, willful act, negligence or other misconduct of Subtenant or any of Subtenant Parties in or about the Subleased Premises or the Building, except to the extent caused by the willful misconduct or the gross negligence of the Indemnified Parties; or (iv) the failure of Subtenant to perform and discharge any of its covenants and obligations under the Master Lease or this Sublease; or (v) any failure of Subtenant to surrender the Subleased Premises to Sublandlord at the expiration or earlier termination of this Sublease in the condition required pursuant to the provisions of this Sublease. In case any action or proceeding is brought against Sublandlord for which Subtenant has covenanted under this Sublease to indemnify Sublandlord, Subtenant will, at its sole expense, defend such action or proceeding and employ counsel reasonably satisfactory to Sublandlord. In addition to the foregoing, Subtenant shall not do or permit anything to be done which would cause a default under the Master Lease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Master Landlord under the Master Lease, and Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of breach or default on the part of Subtenant, or termination or forfeiture which is the consequence of any such breach or default, including without limitation, any claims of other subtenants of the Premises. Neither the Sublandlord nor the Master Landlord shall be liable to Subtenant for, and Subtenant assumes all risk of damage to personal property (including, without limitation, loss of records kept within the Subleased Premises). Subtenant further waives any and all Claims for injury to Subtenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). The Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Building or of any other third party or Subtenant Parties. The indemnities set forth in this Paragraph 17 shall survive the expiration or earlier termination of this Sublease.

18. Sublandlord’s Approval of the Subtenant’s Alterations and Improvements. Subtenant shall not perform any changes, alterations, additions or improvements to the Subleased Premises without the prior written consent of Master Landlord and Sublandlord. Any such changes, alterations, additions or improvements shall be subject to and performed in accordance with all of the terms and conditions of the Master Lease, including, without limitation, Section 12 of the Master Lease. Notwithstanding the foregoing, Sublandlord may withhold its consent to

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     any request by Subtenant with respect to any proposed changes, alterations, decorations, installations, removals, additions or improvements in or to the Subleased Premises in Sublandlord’s sole and absolute discretion, whether or not Master Landlord has granted its approval.

19. Surrender; and Holding Over.

(a) At the expiration or earlier termination of this Sublease, Subtenant shall quit and surrender the Subleased Premises in as good condition as it was at the beginning of the Sublease Term or as thereafter improved, reasonable wear and tear and damage by casualty excepted, and shall, to the extent not inconsistent with any specific provision of this Sublease, comply with all of the terms and conditions of the Master Lease regarding surrender of the Premises. Without limitation of any of the foregoing, Subtenant shall on or before the expiration or earlier termination of this Sublease, (i) remove all of Subtenant’s personal property and repair any damage caused by such removal; (ii) at Sublandlord’s request, or if required by Master Landlord, remove all additions, alterations and changes made to the Subleased Premises by or on behalf of Subtenant and repair any damage caused thereby; and (iii) remove all trash and broom sweep the Subleased Premises. If any personal property of Subtenant shall remain in the Subleased Premises after the termination of this Sublease, at the election of Sublandlord, (x) it shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property; or (y) such property may be removed and disposed of by Sublandlord at the expense of Subtenant. Subtenant’s obligation to observe or perform under this Paragraph 19 shall survive the expiration or earlier termination of this Sublease.

(b) If Subtenant fails to surrender the Subleased Premises in the condition required hereunder on the expiration or earlier termination of the Sublease, such holding over shall render Subtenant a tenant-at-sufferance only, and shall be subject to all of the terms and provisions of this Sublease, and Subtenant shall pay to Sublandlord the greater of (i) any amounts owed by Sublandlord to Master Landlord as a result of Subtenant’s holding over; or (ii) monthly holdover Base Rent equal to 200% of the Base Rent payable in the last month of the Sublease Term plus any Additional Rent as set forth in this Sublease; provided, however, that if Subtenant’s holdover shall be the sole cause of Sublandlord’s holdover under the Master Lease, Subtenant shall pay as use and occupation each month an amount equal to twice the monthly Base Rent plus Additional Rent and all other charges due for the entire Premises under the Master Lease for the last full calendar month preceding the expiration or earlier termination of the term of the Master Lease, plus any and all other costs and expenses incurred by Sublandlord in connection with such holdover.

20. Default.

(a) With respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Subtenant shall have (i) three (3) fewer business days to perform obligations for which the Master Lease provides a period of less than fifteen (15) days and (ii) five (5) fewer business days to perform obligations for which the Master Lease provides a period of fifteen (15) days or more, including, without limitation, curing any defaults.

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(b) In the event that Subtenant shall default in the payment of Monthly Rent or Other Charges hereunder, or default in the performance or observance of any of the terms, conditions and covenants of this Sublease, which default shall not be cured within the grace periods set forth in this Sublease, Sublandlord, in addition to and not in limitation of any rights otherwise available to it, shall have the same rights and remedies with respect to such default as are provided to Master Landlord under the Master Lease with respect to defaults by the Tenant thereunder, with the same force and effect as though all such provisions relating to any such default or defaults were herein set forth in full, and Subtenant shall have all of the obligations of the Tenant under the Master Lease with respect to such default.

21. Security Deposit. Simultaneously with the execution of this Sublease, Subtenant shall deliver to and deposit with Sublandlord the amount of zero and 00/100 dollars (0.00) the (“Security Deposit”). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. If Subtenant defaults with respect to any provisions of this Sublease, including, but not limited to, the provisions relating to the payment of Monthly Rent, Sublandlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Monthly Rent or any other sum in default, or for the payment of any amount that Sublandlord may spend or become obligated to spend by reason of Subtenant’s default, or to compensate Sublandlord for any other loss or damage that Sublandlord may suffer by reason of Subtenant’s default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within five (5) days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant’s failure to do so shall be a default under this Sublease. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Subtenant, or, at Landlord’s option, to the last assignee of Subtenant’s interest hereunder, within sixty (60) days following the expiration of the Sublease Term. Subtenant shall not be entitled to any interest on the Security Deposit. Subtenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant or to clean the Premises, it being agreed that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Subtenant or any officer, employee, agent or invitee of Subtenant.

22. Notice. Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and delivered or served in accordance with Article 34 of the Master Lease and addressed as follows: if to Sublandlord: at the Premises, with a copy to Attention: Chris Garrett, Email: cgarrett@graphitebio.com; if to Subtenant: at the Subleased Premises, with a copy to Attention: Lawrence Klein, Email: lklein@versantventures.com, or to such other address and attention as any of the above shall notify the others in writing.

23. Signage/Directory. Subtenant’s right to install signage and be listed in the Building directory shall be governed by Section 38 of the Master Lease, respectively. Subtenant shall be solely responsible for all costs of such signs and directory listings.

24. Rules and Regulations. Subtenant shall abide by any rules and regulations from time to time established by Master Landlord under the Master Lease.

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25. Recording. In the event that this Sublease or a copy hereof or any notice hereof shall be recorded by Subtenant, then such recording shall constitute a default by Subtenant entitling Sublandlord to immediately terminate this Sublease, without notice or opportunity to cure such default.

26. Brokers. Each party represents to the other that it has not dealt with any real estate broker, finder or other person with respect to this Sublease in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt.

27. CASp Disclosure. Pursuant to California Civil Code Section 1938, Landlord notifies Tenant that the Buildings and Premises have not undergone inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises

28. Governing Law; Interpretation and Partial Invalidity. This Sublease shall be governed and construed in accordance with the laws of the State of California. If any term of this Sublease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Sublease shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this Sublease. This Sublease contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Sublease in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

29. Binding Agreement. This document shall become effective and binding only upon the mutual execution and delivery of this Sublease by both Sublandlord and Subtenant. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Master Lease and this Sublease regarding assignment and subletting.

30. Counterparts and Authority. This Sublease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Sublandlord and Subtenant each represent and warrant to the other that the person or persons executing this Sublease on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Sublease.

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31. Master Landlord’s Approval of this Sublease. Notwithstanding anything in this Sublease to the contrary, this Sublease shall be of no force or effect whatsoever, or be binding in any way, unless and until Master Landlord has given its written consent to this Sublease in accordance with the terms of the Master Lease.

[Signatures commence on following page]

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EXECUTED as an instrument under seal as of the day and year first set forth above.

SUBLANDLORD:
Graphite Bio, Inc.
a Delaware corporation

By:
Name:
Title:

SUBTENANT:
Maro Bio, Inc.
A Delaware corporation

By:
Name:
Title:

CONSENT TO SUBLEASE

Master Landlord hereby acknowledges receipt of a copy of this Sublease and consents to the terms and conditions of this Sublease. By this consent, Master Landlord shall not be deemed in any way to be a party to the Sublease or to have consented to any further assignment or sublease.

Master Landlord hereby acknowledges that notices to Tenant under the Master Lease should hereafter be sent to

MASTER LANDLORD:

Name:
Title:

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EXHIBIT A

COPY OF MASTER LEASE

A-1

EXHIBIT B

PLAN OF SUBLEASED PREMISES

B-1

EXHIBIT C-1

PURCHASED EQUIPMENT

C-1-1

EXHIBIT C-2

RENTED EQUIPMENT

C-2-1

Annex A

Operating Expenses

[***]

Annex B

Laboratory Space

[***]

Schedule 2.1(a)(i)

Transferred Intellectual Property

[***]

Schedule 2.1(a)(ii)

Transferred Data

[***]

Annex 2.1(a)(ii)

Transferred Data

[***]

Schedule 2.1(a)(iii)

Transferred Materials

[***]

[***]

Annex 2.1(a)(iii)

Equipment

[***]

Schedule 2.1(a)(iv)

Assumed Contracts

[***]

Schedule 2.6(d)(i)

Specified Third Parties

[***]

Schedule 3.12(a)-1

Employment Plans

[***]

Schedule 5.4(b)

External Services

[***]

Schedule 5.4(f)

Post-Closing Third-Party Consents

[***]